Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated May 22, 2018 relating to the balance sheet of Reitless Impact Income Strategies, LLC as of April 30, 2018, and the related statements of income, changes in members’ equity, and cash flows for the period then ended, and the related notes to the financial statements.

/s/ Jason M. Tyra, CPA, PLLC

Jason M. Tyra, CPA, PLLC

Dallas, TX

August 22, 2018

1700 Pacific Avenue, Suite 4710

Dallas, TX 75201

(P) 972]201]9008

(F) 972]201]9008

info@tyracpa.com

www.tyracpa.com